FOR IMMEDIATE RELEASE	For More Information, Contact:
George Lancaster George.Lancaster@Hines.com 713-966-7676

HMS Income Fund, Inc. Declares Third Quarter Distributions
HOUSTON, TX, June 30, 2014 - The board of directors of HMS Income Fund, Inc. ("HMS Income Fund") recently declared distributions for the months of July – September 2014 in the amount of $0.00191781 per share of common stock, per day (which represents an annualized distribution rate of 7.00% based on HMS Income Fund’s current $10.00 per share public offering price, if it were maintained everyday for a twelve-month period). Distributions will be paid on the first business day following the completion of each month to which they relate. All distributions will be paid in cash or reinvested in common stock for those participating in the distribution reinvestment plan.
About HMS Income Fund

HMS Income Fund is a publicly registered, non-traded business development company. HMS Income Fund is a specialty finance company that was formed to make debt and equity investments in middle market companies. HMS Income Fund’s primary investment objective is to generate income through debt and equity investments and a secondary objective is to generate long-term capital appreciation through such investments. HMS Income Fund is managed by HMS Adviser LP, and is sub-advised by a wholly owned subsidiary of Main Street, a publicly traded business development company. For more information, please visit www.hinessecurities.com.

About Hines

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 57 years. With offices in 73 cities across the United States and 18 international countries, and controlled assets valued at approximately $28.2 billion as of December 31, 2013, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information on Hines.

About Main Street

Main Street Capital Corporation (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.  Main Street’s common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MAIN.”  In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol “MSCA.”

Certain Information About Distributions

The determination of the tax attributes of HMS Income Fund’s distributions will be made annually as of the end of HMS Income Fund’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on a Form 1099-DIV. The payment of future distributions on HMS Income Fund’s common stock is subject to the discretion of its board of directors and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.
Forward-Looking Statements
This press release may contain certain forward looking statements, including intentions, beliefs, expectations or projections relating to items such as the timing of payment of distributions. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate.  Important factors could cause actual results to differ materially from those projected in the forward-looking statements include the risks described in the "Risk Factors" section of HMS Income Fund’s Annual Report on Form 10-K for the year ended December 31, 2013 and quarterly reports filed on Form 10-Q, filed with the Securities and Exchange Commission. All forward-looking statements contained in this press release are made only as of the date of this press release, and HMS Income Fund undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.